EXHIBIT 10.7


Summary of Purchase Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Beijing CITIC Guoan Mengguli Electricity Supply Ltd. Co. dated as of September 30, 2004.

         The contract number for this agreement is MGL040930-67. This agreement does not include an exact quantity to be purchased by the Company. The quantity is to be determined at the time of each purchase. From September 2003 to September 2004, the purchase volume was RMB 77,218,547.00 Yuan. In the event of breach of contract, the breaching party must pay damages equal to two-tenths of one percent (0.2%) of the total contract value during the term of the agreement.